Exhibit 99.1

Vincera Pharma, Inc Announces Exclusive License Agreement for Oncology Portfolio Including a Clinical-stage PTEFb/CDK9 Inhibitor and a Preclinical Bioconjugation Platform

Portfolio includes VIP152, a highly selective PTEFb/CDK9 inhibitor with encouraging Phase 1 monotherapy activity, including complete responses in DH-DLBCL

Vincera intends to pursue multiple accelerated approval opportunities in MYC- and MCL1-driven cancers

Preclinical bioconjugation platform designed to overcome limitations of small-molecule and antibody-drug conjugates use to treat cancer

SANTA CLARA, Calif., Oct. 08, 2020 – Vincera Pharma, Inc., a biopharmaceutical company aspiring to address the unmet medical needs of patients with cancer through paradigm-shifting therapeutics, today announced the signing of an exclusive license agreement with Bayer AG for the development and commercialization of an early development oncology portfolio. The license will become effective upon the closing of the transaction with LSAC (described below), and Vincera intends to use the funds it will receive upon closing of such transaction to initiate its clinical program.

Under the terms of the license agreement, Vincera will in-license VIP152 (formerly BAY 1251152), a clinical-stage, highly selective, positive transcription elongation factor b (PTEFb)/cyclin-dependent kinase 9 (CDK9) inhibitor for the treatment of cancer. Additionally, Vincera will receive assets and license technology for a preclinical bioconjugation platform to address the limitations of small-molecule and antibody-drug conjugates in oncology. The preclinical assets include: VIP236, a small molecule drug conjugate (SMDC) targeting advanced and metastatic cancer; as well as VIP943 (formerly BAY-943) and VIP924 (formerly BAY-924), two antibody-drug conjugates (ADC) targeting hematologic tumors; and VIP217, an oral PTEFb/CDK9 inhibitor in discovery.

“This license agreement with Bayer creates the foundation of Vincera’s targeted clinical oncology pipeline, with a potentially best-in-class asset, while positioning us for long-term growth across two therapeutic platforms,” said Ahmed Hamdy M.D., Chief Executive Officer of Vincera. “Our lead asset, VIP152, is a small molecule PTEFb/CDK9 inhibitor with very encouraging data from monotherapy Phase 1 studies, including 2 of 7 patients with durable remissions of over 2 years in the very aggressive indication of relapsed/refractory double-hit DLBCL. In addition, preclinical data support our belief that VIP152 is the most selective CDK9 inhibitor in the clinic with on-target depletion of oncogenic MYC and MCL1 mRNA transcripts in patients. These results, combined with the acceptable safety profile seen to date, suggest that VIP152 could be an important new treatment option for patients with MYC- and MCL1-driven malignancies. Importantly, with proof-of-concept clinical data in hand, we are poised to execute on a strategic clinical development plan with the potential for multiple accelerated approvals in the U.S. Expansion of the current Phase 1b study to include these patient populations is expected to begin in 2021.”

“CDK9 represents a validated target for malignancies such as CLL where other less selective CDK inhibitors have shown clinical activity in high-risk patients” says Dr. John C. Byrd, Chair of the Scientific Advisory Board of Vincera. “VIP-152 represents an exciting new therapy for this disease, particularly those with prior resistance to ibrutinib and venetoclax where a true unmet need exists for new treatments.”

Dr. Hamdy continued, “In addition to our planned clinical program, we intend to advance, in parallel, the development of our preclinical bioconjugation platform. We believe our next-generation platform has the potential to generate first-in-class and best-in-class opportunities in oncology, improving the specificity of drug targeting and release through a modular platform with innovative warhead design and linker-payload technologies. We are thrilled that the Bayer license will allow us to pursue the commercial potential of this promising oncology portfolio and look forward to providing updates as we execute across our pipeline in the coming quarters.”

In exchange for this license, Vincera will pay Bayer an upfront license fee and development and commercial sales milestone payments. In further consideration of the rights granted, we will also pay an annual royalty on commercial sale of licensed products in the single- to low-double digit percentage range on net commercial sales of licensed products.

On September 29, 2020, Vincera announced that it has entered into a merger agreement with LifeSci Acquisition Corp. (“LSAC”), a publicly traded blank check company targeting the biopharma, medical technology, digital health and healthcare services sectors. Following completion of the merger, the combined company is expected to have approximately $60 million in cash to fund its preclinical and clinical pipeline. Additional information about the merger and related transactions, including a copy of the merger agreement, are included in a Current Report on Form 8-K filed by LSAC with the SEC on September 29, 2020 and available at www.sec.gov.

About Vincera Pharma, Inc.

Vincera is a recently formed clinical-stage life sciences company focused on leveraging its extensive development and oncology expertise to advance new therapies intended to address unmet medical needs for the treatment of cancer. Vincera’s executive team has assembled a management team of biopharmaceutical experts with extensive experience in building and operating organizations that develop and deliver innovative medicines to patients. Vincera’s current pipeline is derived from an exclusive license agreement with Bayer and includes (i) a clinical-stage and follow-on small molecule drug program and (ii) a preclinical stage bioconjugation/next-generation antibody-drug conjugate platform. The company intends to develop multiple products through clinical proof-of-concept and potentially through Accelerated Approval in the United States. For more information, please visit www.vincerapharma.com.

Cautionary Statement

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, expectations and events, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate” or other comparable terms. All statements other than statements of historical facts included in this communication are forward-looking statements. Forward-looking statements include, but are not limited to: Vincera’s business model, pipeline, strategy and product candidates; Vincera’s expectations with respect to the Bayer license and the licensed products; Vincera’s beliefs and expectations regarding preclinical data and clinical results; and the expected capital of the combined company following the closing of the business combination and expected uses of such capital. Forward-looking statements are neither historical facts nor assurances of future performance or events. Instead, they are based only on current beliefs, expectations and assumptions regarding future business developments, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking statements are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control.

Actual results, conditions and events may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results, conditions and events to differ materially from those indicated in the forward-looking statements include, but are not limited to: general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the potential effects of the COVID-19 pandemic; the inability of Vincera and LSAC to timely consummate the proposed merger; risks associated with preclinical or clinical development conducted prior to Vincera’s in-licensing; the risk that the merger does not provide Vincera with the expected capital due to higher than expected costs or redemptions by the stockholders of LSAC; failure to realize the anticipated benefits of the proposed merger, including as a result of a delay in consummating the proposed merger or difficulty in, or costs associated with, integrating the businesses of Vincera and LSAC; risks related to the rollout of Vincera’s business and the timing of expected business milestones; changes in the assumptions underlying Vincera’s expectations regarding its future business or business model; Vincera’s ability to develop and commercialize product candidates; the availability of capital; and the effects of competition on Vincera’s future business. Forward -looking statements speak only as of the date hereof, and Vincera disclaims any obligation to update any forward-looking statements.

Additional Information

In connection with Vincera’s proposed merger with LSAC, LSAC will file with the SEC a proxy statement on Schedule 14A. A definitive proxy statement will be sent to holders of LSAC’s common stock when it becomes available. LSAC stockholders and other interested parties are urged to read the proxy statement, and any other documents filed with the SEC when they become available, carefully and in their entirety because they contain important information. LSAC stockholders and other interested parties may obtain free copies of the preliminary proxy statement and definitive proxy statement (when available) and other documents filed with the SEC by LSAC through the website maintained by the SEC at http://www.sec.gov, or by directing a request to: LifeSci Acquisition Corp., 250 W. 55th St., #3401, New York, NY 10019.

Participants in the Solicitation

Vincera and LSAC and their respective directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies with respect to Vincera’s proposed merger with LSAC. Information about the directors and executive officers of Vincera and LSAC will be set forth in the definitive proxy statement and other relevant materials to be filed by LSAC with the SEC regarding the proposed merger. LSAC stockholders and other interested parties should read the definitive proxy statement carefully when it becomes available before making any voting or investment decisions regarding the merger and related transactions. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Investor Contact:

Bruce Mackle

LifeSci Advisors

(646) 889-1200

bmackle@lifesciadvisors.com